As filed with the Securities and Exchange Commission on November 20, 2006
Registration No. 333-83171

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

NIC INC.
(Exact name of registrant as specified in its charter)

Colorado	52-2077581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10540 South Ridgeview Road
Olathe, Kansas 66061
(877) 234-3468
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Amended and Restated 1998 Stock Option Plan
Employee Stock Purchase Plan
2004 Amended and Restated Stock Option Plan
(Full title of the plan(s))
___________

William F. Bradley, Jr., Esq.
NIC Inc.
10540 South Ridgeview Road
Olathe, Kansas 66061
(877) 234-3468
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service should be sent to:
D. Elizabeth Wills, Esq. Rothgerber Johnson & Lyons LLP 1200 Seventeenth Street, Suite 3000 Denver, Colorado 80202 (303) 623-9000

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement

EXPLANATORY NOTE

This Registration Statement contains the form of reoffer prospectus to be used by certain officers, directors and employees of the Registrant with respect to the control securities acquired pursuant to the Registrant's employee benefit plan.

The form of Reoffer Prospectus contained herein is also being filed as part of a Post-Effective Amendment to the Registration Statement on Form S-8, Registration Number 333-136016.

Reoffer Prospectus

NIC INC.

1,081,219 Shares of Common Stock

This reoffer prospectus relates to a maximum of 1,081,219 shares of our common stock being offered for the account of certain of our directors, executive officers and employees (each a "selling shareholder" and collectively the "selling shareholders"). The shares being offered consist of 900,000 shares that may be acquired upon the exercise of stock options granted pursuant to our 1998 Stock Option Plan and our 2004 Amended and Restated Stock Option Plan and 181,219 shares that have been granted pursuant to our 2006 Amended and Restated Stock Option and Incentive Plan.  The selling shareholders or their pledges, donees, transferees or other successors-in-interest will offer the shares for sale at prevailing prices on the Nasdaq Global Select Market from time to time through public or private transactions at prevailing market prices, directly or through brokers or otherwise, and at prices related to prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from sales made under this reoffer prospectus by the selling shareholders.  We have not entered into any underwriting arrangements in connection with the sale of the shares. The selling shareholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with this registration statement and offering and not borne by the selling shareholders will be borne by us.

The selling shareholders and any brokers executing selling orders on his behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common shares are quoted on Nasdaq Global Select Market under the trading symbol "EGOV."  On November 17, 2006, the last reported sales price of our common stock was $4.68 per share on the Nasdaq Global Select Market.

________________

The common shares offered pursuant to this registration statement involve a high degree of risk.  See "Risk Factors" on page 5 of this reoffer prospectus.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

___________________

The date of this prospectus is November 20, 2006

REOFFER PROSPECTUS

TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                                                                                                                       3

THE OFFERING                                                                                                                                                                         3

OUR COMPANY                                                                                                                                                                       3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS                                                                                   4

RISK FACTORS                                                                                                                                                                         5

INFORMATION ABOUT THE OFFERING                                                                                                                            20

USE OF PROCEEDS                                                                                                                                                                20

SELLING SHAREHOLDERS                                                                                                                                                   20

PLAN OF DISTRIBUTION                                                                                                                                                      23

LEGAL MATTERS                                                                                                                                                                   24

DOCUMENTS INCORPORATED BY REFERENCE                                                                                                             25

AVAILABLE INFORMATION                                                                                                                                                25

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES                                                                                                                                           26

PART II                                                                                                                                                                                       1

INFORMATION NOT REQUIRED IN PROSPECTUS                                                                                                            1

SIGNATURES                                                                                                                                                                            2

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus or incorporated herein by reference.  Consequently, this summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire reoffer prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

THE OFFERING

Presently Outstanding Number of Shares:	61,559,746
Securities being registered:
900,000 shares of common stock which may be acquired by the selling shareholders upon exercise of options granted pursuant to our 1998 Stock Option Plan and our 2004 Amended and Restated Stock Option Plan and 181,219 shares of common stock which have been granted to the selling shareholders pursuant to our 2006 Amended and Restated Stock Option and Incentive Plan.

Use of Proceeds:	We will not receive any proceeds from the sale of shares sold by the selling shareholders.
Nasdaq Symbol:	EGOV

OUR COMPANY

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to "our company," "we," "our," and "us" refer to NIC Inc.

NIC (formerly National Information Consortium, Inc.) was formed on December 18, 1997, for the sole purpose of effecting an exchange of common stock, in a transaction referred to as the Exchange Offer, to combine under common ownership five separate affiliated entities under which we conducted our business operations. The five companies were NICUSA (formerly National Information Consortium USA), Kansas Information Consortium, Indiana Interactive, Nebraska Interactive and Arkansas Information Consortium. The Exchange Offer was consummated on March 31, 1998, and was accounted for as a business combination.

  NIC is a provider of eGovernment services that helps governments use the Internet to reduce costs and provide a higher level of service to businesses and citizens. We accomplish this currently through two divisions: our portal outsourcing businesses and our software & services businesses. In our primary portal outsourcing business, we enter into contracts with governments to design, build and operate Web-based portals on their behalf. These portals consist of Web sites and applications we have built that allow businesses and citizens to access government information online and complete transactions, including applying for a permit, retrieving driver's license records or filing a government-mandated form or report. Our self-funding business model allows us to reduce our government partners' financial and technology risks and generate revenues by sharing in the fees we collect from eGovernment transactions. Our government partners benefit through gaining a centralized, customer-focused presence on the Internet, while businesses and citizens receive a faster, more convenient and more cost-effective means to interact with governments.

Currently, we have contracts to provide portal outsourcing services to nineteen states. We typically enter into three- to five-year contracts with our government partners and manage operations for each contractual relationship through separate local subsidiaries that operate as decentralized businesses with a high degree of autonomy. We intend to increase our revenues by signing long-term portal contracts with new government partners and by delivering new services to a growing number of government entities within our existing contractual relationships.

  Our software & services businesses primarily include our UCC and corporate filings software development and ethics & elections businesses. Our UCC and corporate filings software development business, NIC Conquest, is a provider of software applications and services for electronic filings and document management solutions for governments. Currently, our UCC and corporate filings software development business is primarily engaged in servicing our contract with the California Secretary of State. This business is not actively marketing its applications and services in respect of new engagements. This business focuses on Secretaries of State, whose offices are state governments' principal agencies for UCC and corporate filings. Our ethics & elections business, NIC Technologies, designs and develops online campaign expenditure and ethics compliance systems for federal and state government agencies. Currently, our ethics and elections business is primarily engaged in servicing its contracts with the Federal Election Commission and the State of Michigan.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the forward-looking statements referred to above, as well as the risk factors beginning on page 5 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this reoffer prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this reoffer prospectus and in any other documents incorporated by reference.

Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this reoffer prospectus and the incorporated documents before purchasing any shares. Each of these risk factors could adversely affect our business, operating results, prospects and financial condition, as well as adversely affect the value of an investment in our common stock.

This reoffer prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, investors are cautioned not to place undue reliance on such statements. Set forth below is a discussion of certain factors, which could cause our actual results to differ materially from the results projected or suggested in such forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

Our UCC and corporate filings software development business has incurred losses under its fixed-fee contracts in the past, and our results of operations could be harmed if the costs that this business incurs to meet contractual commitments exceed our current estimates.

Our UCC and corporate filings software development business, NIC Conquest, develops and delivers applications, typically for a fixed development fee, that improve the back-office administration of government records and better enable electronic filing and distribution of business entity and UCC records for secretaries of state. This business recognizes revenues on the percentage-of-completion method of accounting utilizing costs incurred to date as compared to the estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on our fixed-price contracts and results in our recognizing contract revenues over the contract term in proportion to our incurrence of contract costs. The earnings or losses recognized on individual contracts are based on estimates of contract revenues and costs. Contract losses are recognized in full when determined, and contract profit estimates are adjusted based on ongoing reviews of contract profitability. Actual results could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. In certain circumstances, such adjustments could be significant.

In the fourth quarter of 1998, we determined that the balance of revenues remaining to be recognized under our existing contractual obligations was not expected to cover anticipated costs of developing and implementing the related applications. Estimated costs in excess of fixed contract prices of $1.3 million for completing these applications were expensed under the percentage-of-completion method of accounting in the fourth quarter of 1998. We accrued additional anticipated losses of $1.1 million in 1999, $1.4 million in 2000, and $6.0 million in 2001 based on revised estimates relating to our then-existing contracts. In 2002, we accrued approximately $3.5 million in anticipated losses due to cost overruns on contracts in Arkansas, Minnesota and Oklahoma. We have fulfilled all obligations under our contracts with the states of Minnesota and Oklahoma, and the Arkansas system is currently in the maintenance phase. As recently as the first quarter of 2005, we recorded a $5.0 million charge due to anticipated cost overruns on our contract with the California Secretary of State, as further discussed in Note 2 in the Notes to Consolidated Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006. In June 2006, the California Secretary of State officially accepted the UCC system, which also commenced the maintenance and operations phase of the contract. However, it is possible that our costs will similarly exceed revenues in the future, as a result of unforeseen difficulties in the creation of an application called for in the contract, unforeseen challenges in ensuring compatibility with existing systems, rising development, subcontractor and personnel costs, delays in completing the contract, or other reasons. If this occurs, our results of operations, financial condition and cash flows could be seriously harmed.

We depend on other contractors and subcontractors in connection with our performance under our UCC and corporate filings software development engagement with the California Secretary of State. If these parties fail to satisfy their obligations to us or the California Secretary of State, or if we are unable to maintain these relationships, our operating results and business prospects could be adversely affected.

A significant portion of the work we are obligated to deliver to the California Secretary of State is performed by subcontractors. There is a risk that the California Secretary of State or we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractors and customer concerns about the subcontractors. Disputes with subcontractors or the California Secretary of State could lead to legal disputes and litigation. Adverse judgments or settlements in legal disputes may result in significant monetary damages or injunctive relief against us. In addition, if any of our subcontractors fails to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized. Subcontractor performance deficiencies could result in the termination of our contract for default. A termination for default could expose us to liability and have an adverse effect on our business prospects, financial condition, and on our ability to compete for future contracts and orders.

We have incurred significant net losses in the past, and may do so again in the future.

We expanded rapidly following our initial public offering in July 1999 and incurred substantial net losses through mid-2002 primarily as a result of our acquired software & services businesses. We incurred net losses of approximately $10.7 million for the year ended December 31, 1999, $40.3 million for the year ended December 31, 2000, $77.4 million for the year ended December 31, 2001 and $7.6 million for the year ended December 31, 2002. However, as part of a broad strategic refocusing of the

Company on our profitable core outsourced portal business during 2002, we exited our eProcurement business, NIC Commerce, decided to wind down our transportation business, IDT, and restructured the other software & services businesses in an effort to accelerate our path to profitability. As a result, the Company became profitable in the second half of 2002 and has been profitable since that time with the exception of the first quarter of 2005, as a result of the $5.0 million charge we recorded on our UCC and corporate filings software development engagement with the California Secretary of State, our only remaining legacy contract from this business. Further, even though we were profitable in 2005 (with the exception of the first quarter noted above), we may not be able to sustain or increase profitability on a quarterly or annual basis thereafter. We will need to generate significantly higher revenues while containing costs and operating expenses if we are to achieve growing profitability. We cannot be certain that our revenues will continue to grow or that we will ever achieve sufficient revenues to remain profitable on a long-term, sustained basis.

We may be unable to generate sufficient taxable income from future operations to fully utilize our significant tax net operating loss carryforwards.

We have a recent history of unprofitable operations primarily due to operating losses incurred in the software & services companies we have acquired since September 1999, as further discussed above. These losses have generated significant federal tax net operating losses, or NOLs. We had available at December 31, 2005, total NOL carryforwards for federal tax purposes of approximately $55.2 million that will expire in the years 2020 ($17.8 million), 2021 ($27.1 million) and 2022 ($10.3 million), respectively. For the year ended December 31, 2005 total net deferred tax assets, including NOL carryforwards, comprised approximately 25% of our total assets. We became profitable in the second half of 2002 and have been profitable since that time with the exception of the first quarter of 2005, as further discussed above. Further, even though we expect to be profitable and generate taxable income in 2006 and beyond, we may not be able to sustain the necessary levels of taxable income to fully utilize our significant NOL carryforwards prior to expiration. There is considerable management judgment necessary to determine future taxable income, and accordingly, actual results could vary significantly from such estimates. Accordingly, the recorded amount of the deferred tax assets considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced. If this occurs, our results of operations, financial condition and cash flows could be seriously harmed.

If our competitors are more successful in attracting and retaining customers and users, then our revenues and profits could decline.

The principal substitute for our services is a government-designed and managed service that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical electronic services to government entities compete with us by further developing their services and increasing their focus on this piece of their business and market shares. Many of our potential competitors are national or international in scope and have greater resources than we do. These resources could enable our potential competitors to initiate severe price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government partners. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition may be adversely affected.

Because we have portal outsourcing contracts with a limited number of governments, the termination of certain of these contracts may harm our business.

Currently, the majority of our revenues are derived from the operation of our outsourced portal businesses. We have master portal contracts with 22 state and local governments. These contracts typically have initial terms of three to five years with optional renewal periods of one to five years. However, any renewal is optional and a government may terminate its contract prior to the expiration date upon specific cause events that are not cured within a specified period or, in some cases, upon passing legislation. Additionally, some of the contracts under which we provide portal management and software development services can be terminated without cause on a specified period of notice. The loss of one or more of our larger state portal partners, such as Indiana, Virginia, Tennessee, Utah or Colorado, if not replaced, could dramatically reduce our revenues. If these revenue shortfalls occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent governments might fail to renew or terminate any or all of their contracts with us.

We may face damage to our professional reputation if our partners are not satisfied with our services.

We depend to a large extent on our relationships with our government partners, our reputation for high quality professional services and commitment to preserving public trust to attract and retain customers. As a result, if one of our government partners is not satisfied with our services, it may be more damaging in our business than in other businesses.

Because we have certain portal outsourcing contracts that contain performance bond requirements and/or indemnification provisions against claims arising from our performance, we may suffer monetary or reputational damages if we fail to meet our contractual obligations.

We are bound by performance bond commitments on certain portal outsourcing contracts. Performance deficiencies by us or our subcontractors could result in a default of a performance bond, which could expose us to liability and have an adverse affect on our business prospects, financial condition, and on our ability to compete for future portal outsourcing contracts. Further, under certain of our portal outsourcing contracts, we are required to fully indemnify our government clients against claims arising from our performance or the performance of our subcontractors. If we fail to meet our contractual obligations or our performance or our subcontractors' performance gives rise to claims, we could be subject to legal liability, monetary damages and loss of customer relationships.

We may be unable to obtain future contracts through the request for proposal process.

A high percentage of our current revenues is derived from contracts with governments and government agencies that operate under special rules that apply to government purchasing. Where this process applies, there are special rules that typically require open bidding by possible service providers like us against a list of requirements established by governments under existing or specially-created procedures. To respond successfully to these requests for proposals, commonly known as RFPs, we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations for the proposed client and the likely terms of any other proposals submitted. We also must assemble and submit a large volume of information within the strict time schedule mandated by an RFP. Whether or not we are able to respond successfully to RFPs in the future will significantly impact our business. We cannot guarantee that we will win any bids in the future through the RFP process, or that any winning bids will ultimately result in contracts. Therefore, our business, results of operations and financial condition would be harmed if we fail to obtain profitable future contracts through the RFP process.

We may be unable to sustain the usage levels of current services that provide a significant percentage of our revenues.

We obtain a high proportion of our revenues from a limited number of services. Transaction-based fees charged for access to motor vehicle records through our insurance industry records exchange network accounted for over 62% of our portal revenues for the year ended December 31, 2005 and are expected to continue to account for a significant portion of our revenues in the near future. Regulatory changes or the development of alternative information sources could materially reduce our revenues from this service. A reduction in revenues from currently popular services would harm our business, results of operations and financial condition.

If our potential customers are not willing to switch to or adopt our online government portals and other electronic services, our growth and revenues will be limited.

The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Our future revenues and profits depend upon the widespread acceptance and use of the Internet as an effective medium for accessing public information, particularly as a medium for government filings. We cannot assure that customer acceptance and use of the Internet will continue to grow. Additionally, we face intense competition in all sectors of our business. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are perceived to offer services superior to those of our competitors. Further, because the government-to-citizen and government-to-business portal access and electronic filing market is relatively new, potential customers in this market may be confused or uncertain about the relative merits of each eGovernment application and of which application to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our applications, which could harm our business, results of operations and financial condition.

The fees we collect for many of our services are subject to regulation that could limit growth of our revenues and profitability.

Under the terms of our outsourced portal government contracts, we remit a portion of the fees we collect to state agencies. Generally, our contracts provide that the amount of any fees we retain is set by governments to provide us with a reasonable return or profit. We have limited control over the level of fees we are permitted to retain. Our business, results of operations and financial condition may be harmed if the level of fees we are permitted to retain in the future is too low or if our costs rise without a commensurate increase in fees.

Our portal revenues could be harmed as a result of government budget deficits.

Although the majority of our portal revenues are derived from fees we charge to users for transactions conducted through our portals, approximately 3% of our portal revenues in 2005 were derived from software development or portal management services paid directly to us by governments on a time-and-materials or fixed fee basis. In the event of budget deficits, our government clients may be required to curtail discretionary spending on such projects and our portal revenues could be harmed.

Because a major portion of our current revenues is generated from a small number of users, the loss of any of these users may harm our business and financial condition.

A significant portion of our revenues is derived from data resellers' use of our portals to access motor vehicle records for sale to the automobile insurance industry. For the year ended December 31, 2005, one of these data resellers, ChoicePoint, accounted for approximately 46% of our portal revenues. It is possible that these users will develop alternative data sources or new business processes that would materially diminish their use of our portals. The loss of all or a substantial portion of business from any of these entities would harm our business, results of operations and financial condition.

We may lose the right to the content distributed through our outsourced portals, which is provided to us entirely by government entities.

We do not own or create the content distributed through our outsourced portals. We depend on the governments with which we contract to supply information and data feeds to us on a timely basis to allow businesses and citizens to complete transactions and obtain government information. We cannot assure that these data sources will continue to be available in the future. Government entities could terminate their contracts to provide data. Changes in regulations could mean that governments no longer collect some types of data or that the data is protected by more stringent privacy rules preventing uses now made of it. Moreover, our data sources are not always subject to exclusive agreements, so that data included in our services also may be included in those of our potential competitors. In addition, we are dependent upon the accuracy and reliability of government computer systems and data collection for the content of our portals. The loss or the unavailability of our data sources in the future, or the loss of our exclusive right to distribute some of the data sources, could harm our business, results of operations and financial condition.

The growth in our revenues may be limited by the number of governments that choose to provide eGovernment services and to adopt our business model and by the finite number of governments with which we may contract for our eGovernment services.

Our revenues are generated principally from contracts with state governments to provide eGovernment services on behalf of those governments to complete transactions and distribute public information electronically. The growth in our revenues largely depends on government entities adopting our public/private model. We cannot assure that government entities will choose to provide eGovernment services at all, or that they will not provide such services themselves without private assistance or adopting our model. In addition, as there is a finite number of states remaining with which we can contract for our services, future increases in our revenues may depend in part on our ability to expand our business model to include multi-state cooperative organizations, local governments and federal agencies and to broaden our service offerings to diversify our revenue streams across our lines of business. We cannot assure that we will succeed in expanding into new markets, broadening our service offerings, or that our services will be adaptable to those new markets.

Our business with various government entities often requires specific government legislation to be passed for us to initiate and maintain our government contracts.

Because a central part of our business includes the execution of contracts with governments under which we remit a portion of user fees charged to businesses and citizens to state agencies, it is often necessary for governments to draft and adopt specific legislation before the government can circulate an RFP to which we can respond. Furthermore, the maintenance of our government contracts requires the continued acceptance of enabling legislation and any implementing regulations. In the past, various entities that use the portals we operate to obtain government information have challenged the authority of governments to electronically provide these services exclusively through portals like those we operate. A successful challenge in the future could result in a proliferation of alternative ways to obtain these services, which would harm our business, results of operations and financial condition. The repeal or modification of any enabling legislation would also harm our business, results of operations and financial condition.

Because a large portion of our business relies on a contractual bidding process whose parameters are established by governments, the length of our sales cycles is uncertain and can lead to shortfalls in revenues.

Our dependence on a bidding process to initiate many new projects, the parameters of which are established by governments, results in uncertainty in our sales cycles because the duration and the procedures for each bidding process vary significantly according to each government entity's policies and procedures. The time between the date of initial contact with a government for a bid and the award of the bid may range from as little as 180 days to up to several years. The bidding process is subject to factors over which we have little or no control, including:

•
political acceptance of the concept of government agencies contracting with third parties to distribute public information, which has been offered traditionally only by the government agencies and often without charge;

•	the internal review process by the government agencies for bid acceptance;

•	the need to reach a political accommodation among various interest groups;

•	changes to the bidding procedure by the government agencies;

•	changes to state legislation authorizing government's contracting with third parties to distribute public information;

•	changes in government administrations;

•	the budgetary restrictions of government entities;

•	the competition generated by the bidding process;

•	the possibility of cancellation or delay by the government entities; and

•	government's manner of drafting bid documents, which may partially, or not at all, utilize our method of providing eGovernment services.

We are dependent on the bidding process for a significant part of our business. Therefore, any material delay in the bidding process, changes to the bidding practices and policies, the failure to receive the bid or the failure to execute a contract may disrupt our financial results for a particular period and harm our financial condition.

The seasonality of use for some of our eGovernment services may harm our fourth quarter results of each calendar year.

The use of some of our eGovernment services is seasonal, particularly the accessing of drivers' records, resulting in lower revenues from this service in the fourth quarter of each calendar year, due to the smaller number of business days in this quarter and a lower volume of transactions during the holiday period. As a result, seasonality could cause our quarterly results to fluctuate, which could harm our business, results of operations and financial condition.

We may need more working capital to fund operations and expand our business.

We believe that our current financial resources will be sufficient to meet our present working capital and capital expenditure requirements for at least the next twelve months. However, we may need to raise additional capital before this period ends to further:

•	fund operations, including the costs to fund our legacy contract with the California Secretary of State and subcontractors on that project;

•	collateralize letters of credit, which we are required to post as collateral for performance on certain of our outsourced government portal contracts and as collateral for certain performance bonds;

•	support our expansion into other states and government agencies beyond what is contemplated in 2006 if unforeseen opportunities arise;

•	expand our product and service offerings beyond what is contemplated in 2006 if unforeseen opportunities arise;

•	respond to unforeseen competitive pressures; and

•	acquire technologies beyond what is contemplated.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and potentially competing technological and market developments. However, any projections of future cash flows are subject to substantial uncertainty. If current cash, lines of credit and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities, issue debt securities or increase our working capital line of credit. The sale of additional equity securities could result in dilution to the Company's shareholders. From time to time, we expect to evaluate the acquisition of or investment in businesses and technologies that complement our various eGovernment businesses. Acquisitions or investments might impact the Company's liquidity requirements or cause the Company to sell additional equity securities or issue debt securities. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. If adequate funds were not available on acceptable terms, our ability to develop or enhance our applications and services, take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could h arm our business, results of operations and financial condition.

Our acquisitions and strategic alliances entail numerous risks and uncertainties.

As part of our business strategy, we have made and may continue to make acquisitions or enter into strategic alliances that we believe will complement our existing businesses, increase traffic to our government clients' sites, enhance our services, broaden our software and applications offerings or technological capabilities or increase our profitability. These acquisitions and future acquisitions or joint ventures could present numerous risks and uncertainties, including:

•	difficulties in the assimilation of operations, personnel, technologies and information systems of the acquired companies;

•	the inability to successfully market, distribute, deploy and manage new products and services that we have limited or no experience in managing;

•	the diversion of management's attention from our core business;

•	the risk that an acquired business will not perform as expected;

•	risks associated with entering markets in which we have limited or no experience;

•	potential loss of key employees, particularly those of our acquired businesses;

•	adverse effects on existing business relationships with existing suppliers and customers;

•	potentially dilutive issuances of equity securities, which may be freely tradable in the public market;

•	erosion of our brand equity in the eGovernment or financial markets;

•	impairment, restructuring and other charges; and

•	the incurrence of debt or other expenses related to goodwill and other intangible assets.

We cannot be sure that any acquisitions we may announce will ultimately close. Moreover, even after we close such transactions, we cannot assure that we will be able to successfully integrate the new businesses or any other businesses, products or technologies we may acquire in the future. For example, in the third and fourth quarters of 2001, we recorded impairment losses totaling $37.0 million and $12.5 million, respectively, relating to our NIC Commerce, NIC Technologies and NIC Conquest businesses, all of which were acquired since the third quarter of 1999. Also, in the third quarter of 2000 and the fourth quarter of 2001, we recorded restructuring charges totaling $0.7 million and $0.4 million, respectively, relating to our NIC Commerce and NIC Technologies businesses. Additionally, in the second quarter of 2002, we recorded a $1.3 million impairment loss relating to our IDT business, which was acquired in October 2000, and an impairment loss totaling $3.0 million relating to our AOL business.

Our quarterly results of operations may be volatile and difficult to predict. If our quarterly results of operations fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly.

Our future revenues and results of operations may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, and any of which may harm our business. These factors include:

•
the incurrence of significant charges related to our UCC and corporate filings software development business, which has incurred significant losses under its fixed-fee contracts in the past, particularly under our contract with the California Secretary of State;

•	the commencement, completion or termination of contracts during any particular quarter;

•	the introduction of new eGovernment services by us or our competitors;

•	technical difficulties or system downtime affecting the Internet generally or the operation of our eGovernment services;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

•	the result of negative cash flows due to capital investments; and

•	the incurrence of significant charges related to acquisitions.

Due to the factors noted above, our revenues in a particular quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our results of operations for that quarter may be harmed. One should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

Our intellectual property rights are valuable and any inability to protect them could harm our company.

We regard our copyrights, patents, trademarks, trade dress, trade secrets, and similar intellectual property as important to our success. We rely on a combination of nondisclosure and other contractual arrangements with governments, our employees and third parties, and privacy and trade secret laws to protect and limit the distribution of the proprietary applications, documentation and processes we have developed in connection with the eGovernment services we offer. Despite our precautions, third parties may succeed in misappropriating our intellectual property or independently developing similar intellectual property. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights and proprietary technology, our business could be harmed. Any actions we take may not be adequate to protect our proprietary rights, and other companies may develop technologies that are similar or superior to our proprietary technology.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

We may become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to costly litigation, and may require us to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. Licenses for such intellectual property may not be available on acceptable terms or at all. Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs resolving the claim. We cannot assure that our applications and services do not infringe on the intellectual property rights of third parties. In addition, we have agreed, and expect that we may agree in the future, to indemnify certain of our customers against claims that our services infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all.

We generally grant our customers fully paid licenses to use the software and applications we develop for use in their portals. If customers elect to terminate our contracts and manage portal operations internally, our revenues and profits could decline.

After termination of our contracts, it is possible that governments and their successors and affiliates may use their right of use license rights to the software programs and other applications we have developed for them in the operation of their portals to operate the portals themselves. This could adversely affect our revenues and profits. Additionally, they may inadvertently allow our intellectual property or other information to fall into the hands of third parties, including our competitors.

We depend on technology licensed to us by third parties, and the loss of this technology could delay implementation of our services or force us to pay higher license fees.

We license numerous third-party technologies and applications that we incorporate into our existing service offerings, on which, in the aggregate, we are substantially dependent. There can be no assurance that the licenses for such third-party technologies will not be terminated or that we will be able to license third-party technology and applications for future services. While we do not believe that one individual technology or application we license is material to our business, changes in or the loss of third party licenses could lead to a material increase in the costs of licensing or to our products becoming inoperable or their performance being materially reduced, with the result that we may need to incur additional development or procurement costs in an attempt to ensure continued performance of our services, and either the cost of such undertakings or the failure to successfully complete such undertakings could have a material adverse effect on our business, results of operations and financial condition.

If we fail to coordinate or expand our operational procedures and controls, we may not effectively manage our growth.

Our growth rate may increase rapidly in response to the acceptance of our services under new or existing government contracts. If we cannot manage our growth effectively, we may not be able to coordinate the activities of our technical, accounting and marketing staffs, and our business could be harmed. We intend to plan for the acceptance of new bids by a number of governmental entities so that we may be ready to begin operations as soon as possible after acceptance of a bid. Additionally, we plan to continue our expansion of eGovernment services into new government markets. As part of this plan of growth, we must implement new operational procedures and controls to expand, train and manage our employees and to coordinate the operations of our various subsidiaries. If we cannot manage the growth of our government portals, staff, software installation and maintenance teams, offices and operations, our business may be harmed.

We may be unable to hire, integrate or retain qualified personnel.

The growth in our business has resulted in an increase in the responsibilities for both existing and new management personnel. Some of our personnel are presently serving in more than one executive capacity. The loss of any of our executives could harm our business. In addition, we expect that we will need to hire additional personnel in all areas throughout 2006, including general managers for new operations in jurisdictions in which we obtain contracts. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our government portals and other services. This training will require substantial resources and management attention.

To be successful, we must develop and market comprehensive, efficient, cost-effective and secure electronic access to public information and new services.

Our success depends in part upon our ability to attract a greater number of Internet users to access public information electronically by delivering a comprehensive composite of public information and an efficient, cost effective and secure method of electronic access and transactions. Moreover, in order to increase revenues in the future, we must continue to develop services that businesses and citizens will find valuable, and there is no guarantee that we will be able to do so. If we are unable to develop services that allow us to attract, retain and expand our current user base, our revenues and future results of operations may be harmed. We cannot assure that the services we offer will appeal to a sufficient number of Internet users to generate continued revenue growth. Our ability to attract Internet users to our government portals depends on several factors, including:

•	the comprehensiveness of public records available through our government portals;

•	the perceived efficiency and cost-effectiveness of accessing public records electronically;

•	the effectiveness of security measures;

•	the increased usage and continued reliability of the Internet; and

•	the user acceptance of our online applications and services.

We are subject to independent audits by our government customers. Deficiencies in our performance under a government contract could result in contract termination, reputational damage or financial penalties.

Each government entity with which we contract for outsourced portal services has the authority to require an independent audit of our performance. The scope of audits could include inspections of income statements, balance sheets, fee structures, collections practices, service levels and our compliance with applicable laws, regulations and standards. We cannot assure that a future audit will not find any material performance deficiencies that would result in an adjustment to our revenues and result in financial penalties. Moreover, the consequent negative publicity could harm our reputation among other governments with which we would like to contract. All of these factors could harm our business, results of operations and financial condition.

We may be unable to integrate new technologies and industry standards effectively.

Our future success will depend on our ability to enhance and improve the responsiveness, functionality and features of our services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

•	enhance and improve the responsiveness, functionality and other features of the government portals we offer;

•	continue to develop our technical expertise;

•	develop and introduce new services, applications and technology to meet changing customer needs and preferences; and

•	influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

We cannot assure that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our business could be harmed.

We depend on the increasing use of the Internet and on the growth of online government information systems. If the use of the Internet and eGovernment information systems does not grow as anticipated, our business will be seriously harmed.

Our business depends on the increased acceptance and use of the Internet as a medium for accessing public information and completing government filings. Rapid growth in the use of the Internet is a relatively recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of individual and business customers may not adopt or continue to use the Internet as a medium for accessing government portals and other online services. Demand and market acceptance for recently introduced services over the Internet are subject to a high level of uncertainty, and there exist few proven services.

Our business would be seriously harmed if:

•	use of the Internet and other online services does not continue to increase or increases more slowly than expected; or

•	the technology underlying the Internet and other online services does not effectively support any expansion that may occur.

If the Internet infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our government portals.

The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. If the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our government portals. Such outages and delays would also hinder our customers' ability to complete eGovernment transactions. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. If the Internet infrastructure is not adequately developed or maintained, use of our government portals and our government-to-citizen and government-to-business services may be reduced.

Our success depends on the increase in Internet usage generally and in particular as a means to access public information electronically. This in part requires the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our government portals. Among other things, this development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services.

We may be held liable for content that we obtain from government agencies.

Because we aggregate and distribute sometimes private and sensitive public information over the Internet, we may face potential liability for defamation, libel, negligence, invasion of privacy, copyright or trademark infringement, and other claims based on the nature and content of the material that is published on our outsourced government portals. Most of the agreements through which we obtain consent to disseminate this information do not contain indemnity provisions in our favor. These types of claims have been brought, sometimes successfully, against online services and Web sites in the past. We cannot assure that our general liability or errors and omissions insurance will be adequate to indemnify us for all liability that may be imposed. Any liability that is not covered by our insurance or is in excess of our insurance coverage could severely harm our business operations and financial condition.

Concerns over transactional security may hinder the growth of our business.

A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. Because we provide information released from various government entities, we may represent an attractive target for security breaches.

A compromise of our security or a perceived compromise of our security could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions or direct damage to our government portals. Also, should hackers obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our applications and services, we may receive negative publicity, incur liability to our customers or lose the confidence of the governments with which we contract, any of which may cause the termination or modification of our government contracts. In December 2005, a security breach occurred which allowed an unauthorized party to gain access to the State of Rhode Island's official Web site (which we operate through a contract between our New England Interactive, LLC subsidiary and the State of Rhode Island) and obtain personal information, including full credit card numbers for 4,117 credit cards, that was stored in one of the portal's servers. For additional information on this matter, refer to the Company's Form 8-K filed with the SEC on January 30, 2006.

We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all.

Our systems may fail or limit user traffic.

Most of our communications hardware and computer hardware operations for delivering our eGovernment services are located individually in each state or city where we provide those services. We cannot assure that during the occurrence of fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events that the modem banks and direct dial-up connections we have to serve as back-up systems will not prevent damage to our systems or cause interruptions to our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our government portals and could cause our partners to terminate agreements with us. If any of these circumstances occurred, our business could be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems. Our government portals must accommodate a high volume of traffic and deliver frequently updated information. These government portals may experience interruptions due to any failure or delay by government agencies in the transmission or receipt of this information. Due to holidays and technical problems with state computer systems, our Web sites have experienced slower response times or decreased traffic in the past and may experience the same incidents in the future. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our government portals and other online government-to-citizen and government-to-business services. Many of these providers and operators have experienced significant outages in the past due to system failures unrelated to our systems, holidays and heavy user traffic, and could experience the same outages, delays and other difficulties in the future. Any of these system failures could harm our business, results of operations and financial condition.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ Global Select Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal control over financial reporting and our independent registered public accounting firm's audit of that assessment has required the commitment of significant financial and managerial resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

The National Information Consortium Voting Trust owns a significant amount of our common stock, which may impede attempts to replace or remove our board or management.

As of September 30, 2006, The National Information Consortium Voting Trust owned approximately 35% of our outstanding common stock. This concentration of ownership may have the effect of delaying or preventing a change in control or changes in management, or limiting the ability of other shareholders to approve or disapprove transactions that they may deem in their best interest.

The shares owned by the National Information Consortium Voting Trust are available for sale on the open market.  The resale of these securities might adversely affect our stock price.

We have on file with the SEC an effective registration statement for the resale of the shares owned by the National Information Consortium Voting Trust.  The Voting Trust will be permitted to sell its registered shares in the open market from time to time without advance notice to us or to the market and without limitations on volume.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline or make it more difficult for us to sell equity securities in the future at a time and a price that we consider appropriate.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to a maximum of 1,081,219 shares of our common stock which may be offered and resold from time to time by the selling shareholders identified in this reoffer prospectus.  It is anticipated that the selling shareholders will offer shares for sale at prevailing prices on the Nasdaq Global Select Market on the date of sale.  We will not receive any proceeds from the sales of common stock by the selling shareholders under this reoffer prospectus.  The selling shareholders will pay for the cost of all sales commissions and similar expenses.  We will however pay for all of the costs associated with the filing of this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares covered by this prospectus. While we may receive sums upon any exercise of options by the selling shareholders, we currently have no plans for their application, other than for general corporate purposes. We cannot assure you that any of such options will be exercised.

SELLING SHAREHOLDERS

The shares being offered consist of 900,000 shares that may be acquired upon the exercise of stock options granted pursuant to our 1998 Stock Option Plan and our 2004 Amended and Restated Stock Option Plan and 181,219 shares that have been granted pursuant to our 2006 Amended and Restated Stock Option and Incentive Plan. This reoffer prospectus relates to the offer and sale from time to time of these shares by the selling shareholders in the manner and under the circumstances described under "Plan of Distribution." The following table sets forth:

•	the name of each selling shareholder,

•	his position(s), office or other material relationship with NIC,

•	the number of shares of our common stock owned (or subject to options) by each selling shareholder prior to the date of this prospectus and prior to this offering,

•
the number of shares of our common stock which may be offered for the account of each selling shareholder under this reoffer prospectus (all of which have been or may be acquired by the selling shareholders pursuant to the exercise of options subject to the appropriate vesting of such options), and

•
the number and percent of shares of our common stock to be beneficially owned by each selling shareholder if such selling shareholder were to sell all of his shares of common stock covered by this prospectus.

The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling shareholder may offer under this reoffer prospectus. We do not know how long the selling shareholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the resale shares. The shares offered by this reoffer prospectus may be offered from time to time by the selling shareholders listed below.

		Shares Beneficially Owned Prior to Offering(1)			Number of Shares Being	Shares Beneficially Owned After Offering(2)
Security Holders	Position with NIC	Number		Percent	Offered	Number	Percent
Jeffery S. Fraser	Chief Executive Officer and Director	544,809	(3)	*	242,878	301,931	*
Harry H. Herington	President	246,228	(4)	*	186,836	59,392	*
Eric J. Bur	Chief Financial Officer	110,059	(5)	*	74,627	35,432	*
William F. Bradley, Jr.	Chief Operating Officer and Secretary	60,485	(6)	*	60,485	--	*
Samuel R. Somerhalder	Chief Administrative Officer	89,751	(7)	*	35,485	54,266	*
Stephen M. Kovzan	Vice President - Financial Operations and Chief Accounting Officer	30,908	(8)	*	30,908	--	*
Ross C. Hartley	Director	608,419	(9)	*	59,000	549,419	*
John L. Bunce, Jr.	Director	269,910	(10)	*	119,000	150,910	*
Art N. Burtscher	Director	93,301	(11)	*	69,000	24,301	*
Daniel J. Evans	Director	194,514	(12)	*	104,000	90,514	*
Pete Wilson	Director	156,265	(13)	*	99,000	57,265	*
____________________
*  Indicates less than one percent.

(1)
This table is prepared solely based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 61,570,900 shares of our common stock issued and outstanding on September 30, 2006, adjusted as may be required by rules promulgated by the SEC.

(2)
Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling shareholder will own upon completion of this offering.

(3)
Includes 21,400,805 shares of the Company's common stock held of record by the National Information Consortium Voting Trust ("Voting Trust"), of which Messrs. Hartley and Fraser serve as co-trustees and with respect to which they share voting and investment power. Messrs. Hartley and Fraser disclaim beneficial ownership of the shares held of record by the Voting Trust, except to the extent of their pecuniary interest noted herein. Shares beneficially owned by Mr. Fraser also include 301,931 shares directly owned outside the Voting Trust, 37,878 shares of unvested restricted stock and 205,000 vested and unvested options to purchase shares of common stock prior to this offering. Mr. Fraser and his family members have in the aggregate a 25.3% pecuniary interest in the Voting Trust, represented by 1,020,866 shares held directly by the Voting Trust for the benefit of a trust, of which Mr. Fraser is the beneficiary, and 4,391,147 shares held directly by the Voting Trust for the benefit of entities of which Mr. Fraser acts as manager. Mr. Fraser disclaims beneficial ownership over 1,848,398 of the shares held by one of these entities.

(4)
Shares beneficially owned by Mr. Herington include 59,392 shares directly owned, 36,836 shares of unvested restricted stock, and 150,000 vested and unvested options to purchase shares of common stock prior to this offering. Mr. Herington and his family members also have in the aggregate a 3.7% pecuniary interest in the Voting Trust, represented by 770,003 shares held of record by the Voting Trust for the benefit of Mr. Herington and his wife, and a total of 25,224 shares held of record by the Voting Trust for the benefit of Mr. Herington's minor children.

(5)
Shares beneficially owned by Mr. Bur include 35,432 shares directly owned, 24,627 shares of unvested restricted stock, and 50,000 vested and unvested options to purchase shares of common stock prior to this offering.

(6)
Mr. Bradley has a 6.7% pecuniary interest in the Voting Trust, represented by 1,433,307 shares directly held by the Voting Trust for the benefit of a trust, of which Mr. Bradley is the beneficiary. Includes 22,985 shares of unvested restricted stock and 37,500 vested and unvested options to purchase shares of common stock prior to this offering.

(7)
Shares beneficially owned by Mr. Somerhalder include 54,266 shares directly owned, 22,985 shares of unvested restricted stock, and 12,500 unvested options to purchase shares of common stock prior to this offering. Shares directly owned include 1,500 shares held directly by Mr. Somerhalder's wife. Mr. Somerhalder and his wife also have in the aggregate a 4.1% pecuniary interest in the Voting Trust, represented by 881,734 shares held directly by the Voting Trust for their benefit.

(8)	Shares beneficially owned by Mr. Kovzan include 15,908 shares of unvested restricted stock and 15,000 vested and unvested options to purchase shares of common stock prior to this offering.

(9)
Includes 21,400,805 shares of the Company's common stock held of record by the Voting Trust , of which Messrs. Hartley and Fraser serve as co-trustees and with respect to which they share voting and investment power. Messrs. Hartley and Fraser disclaim beneficial ownership of the shares held of record by the Voting Trust, except to the extent of their pecuniary interest noted below. Shares beneficially owned by Mr. Hartley also include 549,419 shares directly owned outside the Voting Trust, 4,000 shares of unvested restricted stock, and 55,000 vested and unvested options to purchase shares of common stock prior to this offering. Mr. Hartley and his two children have in the aggregate a 25.5% pecuniary interest in the Voting Trust, represented by 4,952,766 shares held of record by the Voting Trust for the benefit of Mr. Hartley, and 499,305 shares held of record by the Voting Trust for the benefit of Mr. Hartley's children.

(10)
Shares beneficially owned by Mr. Bunce include 150,910 shares directly owned, 4,000 shares of unvested restricted stock, and 115,000 vested and unvested options to purchase shares of common stock prior to this offering.

(11)
Shares beneficially owned by Mr. Burtscher include 24,301 shares directly owned, 4,000 shares of unvested restricted stock, and 65,000 vested and unvested options to purchase shares of common stock prior to this offering. Mr. Burtscher and his wife also have in the aggregate a 0.5% pecuniary interest in the Voting Trust, represented by 102,641 shares held of record by the Voting Trust for their benefit.

(12)
Shares beneficially owned by Mr. Evans include 90,514 shares directly owned, 4,000 shares of unvested restricted stock, and 100,000 vested and unvested options to purchase shares of common stock prior to this offering.

(13)
Shares beneficially owned by Mr. Wilson include 57,265 shares directly owned, 4,000 shares of unvested restricted stock, and 95,000 vested and unvested options to purchase shares of common stock prior to this offering.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.

In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders may sell the shares being offered from time to time in one or more transactions:

•	in transactions on the Nasdaq Global Select Market;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	a combination of such methods of sale.

The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling shareholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may also agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this reoffer prospectus, if required, disclosing:

•	the name of the participating broker-dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and, until the termination of this offering, any future filings we will make with the SEC under Section13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Our Definitive Proxy Statement for our Annual Meeting of Shareholders held on May 2, 2006;

•	Our Current Reports on Form 8-K dated April 27, 2006, July 12, 2006, July 27, 2006, October 24, 2006, October 26, 2006 and November 14, 2006; and

•	The description of our common stock contained in the registration statement on Form S-1 filed with the SEC on May 6, 1999.

You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

William F. Bradley, Jr., Esq.
NIC Inc.
10540 South Ridgeview Road
Olathe, Kansas 66061
(877) 234-3468

AVAILABLE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934.  You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room.  Our filings are also available, at no charge, to the public at the SEC's website at http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the common stock being offered by this reoffer prospectus. This reoffer prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock being offered, we refer you to the Registration Statement on Form S-8, including the exhibits attached, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this reoffer prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

We furnish shareholders with annual reports containing audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit
Number    Description of Document

               23.1       Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

                24         Power of Attorney

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on November 20, 2006.

                                                        NIC INC.

                                                         By: /s/ Jeffery S. Fraser
                                                               Jeffery S. Fraser
                                                               Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature                                                               Title                                                                          Date

/s/ Jeffery S. Fraser
Jeffery S. Fraser                                                      Chairman of the Board and Chief Executive                 November 20, 2006
                         Officer (Principal Executive Officer)

/s/ Harry H. Herington                                              President and Director
Harry H. Herington                                                                                                                                   November 20, 2006

/s/ Eric J. Bur
Eric J. Bur                                                                Chief Financial Officer
                          (Principal Financial Officer)                                       November 20, 2006

/s/ Stephen M. Kovzan
Stephen M. Kovzan                                                  Vice President, Financial Operations and
                          Chief Accounting Officer
                          (Principal Accounting Officer)                                   November 20, 2006

*
John L. Bunce, Jr.                                                     Director                                                                    November 20, 2006

*
Art N. Burtscher                                                       Director                                                                    November 20, 2006

*
Daniel J. Evans                                                         Director                                                                    November 20, 2006

*
Ross C. Hartley                                                        Director                                                                    November 20, 2006

*
Pete Wilson                                                              Director                                                                    November 20, 2006

*By: /s/ William F. Bradley, Jr.                                                                                                                     November 20, 2006
William F. Bradley, Jr.
Attorney-In-Fact, pursuant to
Power of Attorney filed with this
Amendment No. 2 to the
Registration Statement No. 333-83171

II-2

INDEX TO EXHIBITS

Exhibit
Number        Description of Document

23.1              Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24                 Power of Attorney

II-3